Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS 2005 THIRD QUARTER, NINE MONTH RESULTS

BLOOMFIELD, Connecticut (October 28, 2005) - Kaman Corp. (NASDAQ:KAMNA) today reported financial results for the third quarter and nine months ended September 30, 2005.

The company reported a net loss for the 2005 third quarter of $3.6 million, or $0.16 loss per share diluted, compared to a net loss of $11.8 million, or $0.52 loss per share diluted in the 2004 period. Net sales for the 2005 third quarter rose 12.9% to $278.1 million, compared to $246.3 million in the 2004 period.

Paul R. Kuhn, chairman, president and CEO, said, “ Although we reported a loss for the quarter, each segment of the company continued to compete successfully in its markets and execute on its strategies. The loss is primarily attributable to three previously reported factors: 1) an increase in the price of Kaman shares that triggered $4.4 million, or $0.19 per share, of nondeductible expenses for stock appreciation rights; 2) the recapitalization proposal providing all shareholders a vote, approved by shareholders on October 11, 2005, along with the Mason Capital litigation, resulted in $1.1 million, or $0.05 per share, in additional nondeductible expenses for legal and financial advisory fees; and 3) a long-delayed program of the company’s Helicopters Division for the government of Australia required an additional pretax charge of $11.0 million, or $0.31 per share after tax, as the project continues to move toward completion.” Each of these factors is discussed below.

On September 29, 2005, the company issued an advisory on third quarter earnings in order to provide information concerning the charges related to the stock appreciation rights and to the Australia program prior to the October 11 shareholder meetings. At that time, management anticipated a loss in the range of $0.20 to $0.26 per share for the third quarter as compared to the $0.16 per share loss reported. While the charge for the Australia program came in at the higher end of the estimated range, the charge for stock appreciation rights was lower, based on the actual closing price of the shares at the end of the quarter. In addition, actual results for the Aerospace segment, including all of the factors described in the segment discussion that follows, were greater and certain corporate expenses were lower than had been projected at the time of the advisory.

For the 2004 period, the third quarter loss was primarily attributable to events in the Aerospace segment, including a non-cash sales and pre-tax earnings charge of $20.1 million, or $0.58 per share, (includes an $18.2 million negative sales adjustment for recoverable costs-not billed and a $1.9 million addition to the company’s bad debt reserve for billed receivables) that eliminated the company’s investment in contracts with MD Helicopters, Inc. (MDHI). Also included in the 2004 third quarter results were $2.0 million, or $0.06 per share, in severance costs associated with realignment of the segment’s management team, and approximately $1.6 million, or $0.05 per share, in accrued contract costs associated with the Australia helicopter program.

As a result of a 13 percent increase in the price of the company’s shares of Class A Common stock during the third quarter of 2005, the company has incurred additional expense related to stock appreciation rights. Due to the non-deductibility of most of this expense, the tax rate for 2005 is expected to be approximately 59 percent for the year. Stock appreciation rights expense is driven by changes in the market value of shares of the company’s Class A Common stock. These rights were granted to certain principal executives of the company from 1997 to 2003 as a long-term incentive to enhance the value of shareholders’ interests in the company, and since a majority of the rights have now been exercised and no new rights have been awarded since early 2003, changes in the stock price will have a diminished effect on earnings in future periods.

“Kaman Reports Third Quarter 2005 Results”
October 28, 2005

Northrop Grumman and Computer Sciences Corporation continued to make progress toward the completion of the Integrated Tactical Avionics System (ITAS) software integration for the SH-2G(A) helicopter program for Australia and in August 2005, commenced software testing procedures in preparation for final quality acceptance. Based upon the recent results of this testing, management has determined that additional work is required prior to entering a final qualification phase that will conclude the complex software acceptance process. As a result of this additional work, along with continued work on the software integration task, the company recorded an $11.0 million pretax charge in the third quarter of 2005. The Australian government has funded certain additions to the testing protocol that will also extend the schedule. Production of the 11 SH-2G(A)s for the Royal Australian Navy is essentially complete and nine of the aircraft have been provisionally accepted by the customer. The tenth aircraft, which is essentially complete, is currently expected to be submitted for provisional acceptance in the fourth quarter of 2005. Delivery of the first fully operational aircraft complete with the ITAS software is now targeted to occur in the first quarter of 2006.

On October 11, 2005, the company’s proposed recapitalization was approved by holders of its Class A and Class B common stock, each voting separately as a class, and holders of its Class B common stock also approved an amendment to the company’s certificate of incorporation that is intended to enhance the ability of the board of directors to take actions in the longer-term interests of the company and its shareholders. As previously announced, on September 19, 2005, Mason Capital, Ltd. brought a lawsuit in federal district court in New Haven, Connecticut against the company and members of the Kaman family seeking, among other relief, to enjoin the proposed recapitalization unless and until the proposed recapitalization is approved by two "super-majority votes", one vote of 80 percent of the holders of the company's Class B common stock, and a second, separate vote of two-thirds of the disinterested holders of the company's Class B common stock. A hearing on the issues was held on October 7, 2005, with further submissions to the court provided thereafter. The company has agreed to wait to close the recapitalization until the court issues a decision in the matter and the other certificate of incorporation amendment proposal will not be implemented unless the recapitalization is effected.

For the nine-month period of 2005, the company reported net earnings of $3.9 million, or $0.17 per share diluted, compared to a net loss of $12.3 million, or $0.54 loss per share diluted in the 2004 period. In addition to the $20.1 million charge for the MDHI program and other items listed above, the 2004 nine-month results include a second quarter $7.1 million non-cash adjustment to the company’s Boeing Harbour Pointe parts and subassemblies contract. Nine-month net sales for 2005 were $812.7 million, compared to $739.0 million a year ago, an increase of 10.0%.

On August 5, 2005, the company replaced its previous five-year, $150 million revolving credit facility with a new $150 million revolving credit facility expiring August 4, 2010, with Bank of America and the Bank of Nova Scotia as Co-Lead Arrangers and Administrators, JPMorgan Chase Bank as Syndication Agent, Key Bank as Documentation Agent, and with Citibank and Webster Bank as additional participants. The new facility includes an “accordion” feature that provides the company the opportunity to request an expansion of up to $50 million in the size of the facility. Standard & Poor’s assigned the new facility an investment grade rating of BBB-.

“Kaman Reports Third Quarter 2005 Results”
October 28, 2005
Summary of Segment Information
(In millions)

	For the Three Months Ended		For the Nine Months Ended

	September 30, 2005(1)	October 1, 2004(1) (2)	September 30, 2005(1)	October 1, 2004(1) (2)

Net sales:
Aerospace	$70.6	$54.6	$212.4	$180.9
Industrial Distribution	156.5	149.3	469.9	440.2
Music	51.0	42.4	130.4	117.9
	278.1	246.3	812.7	739.0

Operating income (loss):
Aerospace	(.3)	(14.8)	16.8	(15.4)
Industrial Distribution	5.2	5.5	22.1	16.3
Music	3.4	3.5	7.8	6.8
Net gain (loss) on sale of assets	(.2)	-	-	.2
Corporate expense (3)	(12.5)	(6.9)	(34.6)	(19.2)

Operating income (loss)	(4.4)	(12.7)	12.1	(11.3)
Interest expense, net	(.6)	(.9)	(1.9)	(2.6)
Other expense, net	(.1)	(.1)	(.9)	(.8)

Earnings (loss) before income taxes	$(5.1)	$(13.7)	$9.3	$(14.7)

(1) The company has a calendar year-end; however, its first three fiscal quarters follow a 13-week convention, with each quarter ending on a Friday. The third quarter for 2005 and 2004 ended on September 30, 2005 and October 1, 2004, respectively.

(2) As reported in the 2004 Form 10-K, the company has restated its statement of operations for the third quarter of 2004. The loss per share diluted for the three months ended October 1, 2004 remained the same, while the adjustment reduced the loss per share diluted for the nine months ended October 1, 2004 by $0.01 from a loss of $0.55 originally reported to $0.54.

(3) “Corporate Expense” increased for the quarter and nine months ended September 30, 2005, compared to the same periods of 2004, as shown below:

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2005	October 1, 2004	September 30, 2005	October 1, 2004
Corporate expense before other items	$(5.8)	$(4.8)	$(18.6)	$(15.4)

Other items:
Stock appreciation rights	(4.4)	.4	(8.4)	-
Long term incentive plan	(.4)	-	(2.5)	-
Supplemental retirement plan	(.8)	(2.5)	(2.2)	(3.6)
Consulting - recapitalization	(1.1)	-	(2.1)	(.2)
Moosup plant closure	-	-	(.8)	-

Corporate expense - total	$(12.5)	$(6.9)	$(34.6)	$(19.2)

-more-

“Kaman Reports Third Quarter 2005 Results”
October 28, 2005

REPORT BY SEGMENT

Aerospace Segment

The Aerospace segment had a third quarter operating loss of $0.3 million, compared to an operating loss of $14.8 million a year ago. The third quarter 2005 operating loss is primarily attributed to an $11.0 million pretax charge taken against the SH-2G(A) helicopter program for Australia due to higher than anticipated costs associated with completion of the program. The loss in the year-ago period is primarily attributable to a $20.1 million non-cash sales and pre-tax earnings charge for its MDHI contracts. Sales for the third quarter of 2005 were $70.6 million compared to $54.6 million, net of an $18.2 million negative sales adjustment for the MDHI program, for the third quarter of 2004. Third quarter results for 2005 and 2004 include $0.6 million and $0.9 million respectively in idle facility costs, primarily associated with the Helicopters Division.

Third quarter 2005 operating profits include $1.4 million received from MDHI, which was recently acquired and recapitalized. This amount is primarily a payment on certain past due amounts that the company wrote off during the third quarter of 2004, and includes a small amount of sales activity during the quarter. The company and MDHI are currently working toward re-establishing a business relationship.

For the 2005 nine-month period, the segment had an operating profit of $16.8 million, compared to an operating loss of $15.4 million in the 2004 period as a result of the MDHI charge and a $7.1 million adjustment in the second quarter of 2004 for the Boeing Harbour Pointe contract. Sales for the 2005 nine-month period were $212.4 million, compared to $180.9 million in the 2004 period. Nine-month results for 2005 and 2004 include $2.0 million and $2.5 million respectively in idle facility costs.

Mr. Kuhn said, “The Aerospace segment continued to make progress in the third quarter of 2005, with the Aerostructures Division performing on its subcontract to build Sikorsky BLACK HAWK helicopter cockpits, the Fuzing Division continuing the work of bringing the JPF product on line, the Helicopters Division signing on new business and Kamatics continuing to grow and deliver record results. Fortunately the Boeing strike was settled quickly and there was no significant impact on the segment. We are still far from optimal potential for this segment, having capacity to take on significantly more new work, needing to bring the JPF program along to higher levels of production, and needing to achieve final completion on the helicopter program for Australia. The reorganization of the segment undertaken in 2004 has provided meaningful enhancement to management visibility and accountability, and has been an important enabler of the progress we are making in this segment. I am becoming encouraged by the early results of these efforts.”

Quarterly sales for 2005 and 2004 are given net of intercompany eliminations for each of the segment’s business units, excluding the Electro-Optics Development Center, as follows.

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter	Year
Business Unit	2005	2004	2005	2004	2005	2004	2004	2004
Aerostructures	$12.9	$10.7	$13.4	$11.0	$14.7	$10.4	$13.3	$45.4
Fuzing	12.8	9.0	15.0	16.2	15.5	10.9	20.7	56.8
Helicopters	15.2	18.0	23.3	18.4	16.8	10.6	20.0	67.0
Kamatics/RWG	23.0	19.8	22.8	18.6	22.8	19.7	19.0	77.1

“Kaman Reports Third Quarter 2005 Results”
October 28, 2005

Aerostructures Division:
The Aerostructures Division had net sales of $14.7 million in the third quarter of 2005, compared to $10.4 million the previous year. Net sales for the nine-month period were $41.0 million, compared to $32.1 million in the 2004 period.

The Aerostructures Division produces subcontract assemblies and detail parts for commercial and military aircraft programs, including several models of Boeing commercial airliners, the C-17 military transport, which remained the division’s largest program for the quarter, and the Sikorsky BLACK HAWK helicopter. Operations are conducted from the Jacksonville, Florida and Wichita, Kansas facilities.

Operations at the Jacksonville facility continued to improve in the third quarter with progress on manufacturing throughput and efficiencies and good early results from the division’s contract to manufacture cockpits for four models of the Sikorsky BLACK HAWK helicopter. As previously reported, the initial contract, awarded in the third quarter of 2004, covers 80 cockpits for production through 2006, and has a value of $26.4 million. Follow-on options, if fully exercised, would bring the total potential value to Kaman to approximately $100.0 million and would include the fabrication of approximately 349 cockpits. Delivery of cockpits to Sikorsky began in April 2005. Ten cockpits have been delivered as of September 30, 2005, which is in keeping with the customer’s present scheduling requirements.

On June 29, 2005, the company notified its two affected customers of a non-conforming part that may have an impact on certain aircraft panels manufactured by the Aerostructures facility in Wichita, Kansas, beginning in September 2002. The company’s management concluded that it was probable that the division will incur costs to manufacture replacement panels and as a result recorded a charge of $0.4 million during the second quarter of 2005. During the third quarter, the company received notification from the two customers indicating that the discrepant panels would have to be replaced. As a result of this notification, the company has recorded an additional $0.6 million charge in anticipation of incurring its estimated share of certain costs to replace and install the panels on certain aircraft. Management is working with its customers to resolve this issue in a mutually satisfactory manner.

Fuzing Division:
The Fuzing Division had net sales in the third quarter of $15.5 million, compared to $10.9 million a year ago. Net sales for the 2005 nine-month period were $43.3 million, compared to $36.1 million a year ago. Principal operations are conducted at the Middletown, Connecticut and Orlando, Florida (Dayron) facilities.

The division manufactures safe, arm and fuzing devices for major missile and bomb programs as well as precision measuring and mass memory systems for commercial and military applications. Principal customers include the U. S. militaries, General Dynamics, Raytheon, Lockheed Martin and Boeing.

The division continued to work on two warranty-related issues at the Dayron operation that had been previously reported. During the third quarter of 2005, the division received notification from the customer that it was released from liability associated with certain lots of fuzes. As a result, the company reversed approximately $1.1 million of warranty reserves related to this matter.

Also during the quarter, ramp-up continued at the Dayron facility toward full production on the division’s contract with the U.S. Air Force for the advanced FMU-152A/B Joint Programmable Fuze). As previously reported, the contract has a potential value of $168.7 million if all options for future years’ production are exercised. Releases received to date under this contract total approximately $38.1 million. As deliveries to the U. S. military increase under the contract, management expects that efficiencies will also increase and that the overall program will be profitable, with further enhancement as orders are received from allied militaries. The division received its first small initial order from a foreign military early in July 2005.

“Kaman Reports Third Quarter 2005 Results”
October 28, 2005

Helicopters Division:
The Helicopters Division had net sales of $16.8 million in the third quarter of 2005, compared to $10.6 million in the 2004 period. Net sales for the first nine months of 2005 were $55.3 million, compared to $47.0 million in the 2004 nine-month period. Operations are conducted primarily from the Bloomfield, Connecticut facilities.

The division supports and markets Kaman SH-2G maritime helicopters operating with foreign militaries, and K-MAX “aerial truck” helicopters operating with government and commercial customers in several countries. The division also has other small manufacturing programs such as fuel booms for the MH-47 and markets its helicopter engineering expertise on a subcontract basis.

SH-2G helicopters are operating with the governments of Egypt, New Zealand, and Poland. The division is currently performing a standard depot level maintenance program for aircraft delivered to Egypt in 1998. Work on the first of nine aircraft has been completed, and work on the second aircraft is underway at the Bloomfield facility. The company has a $5.3 million contract covering maintenance work on the first two aircraft plus an option for the next two. The company is in discussions with the Egyptian government concerning a maintenance program covering the remaining helicopters and various requested upgrades to the aircraft.

As of September 30, 2005, the company has a remaining accrued contract loss for the Australian SH-2G(A) program of $20.2 million, which includes $11.0 million recorded in the third quarter of 2005 primarily due to further testing to be performed on the ITAS software. Pending completion of the testing and final acceptance by the customer, delivery of the first fully operational aircraft is now targeted for the first quarter of 2006.

On September 29, 2005 the division received a $6.4 million contract from Sikorsky Aircraft Corp. to assemble mechanical fuselage subassemblies for various models of Sikorsky helicopters, including the UH-60 BLACK HAWK and S-76 models. The program contains nearly 400 different components, with subassembly deliveries scheduled to start in October 2005 and continuing through December 2006. All work will be performed at the Bloomfield facility.

In July 2005, the company was awarded a $1.1 million contract for the forward air stair door on the new U.S. Presidential helicopter. In early October, the company also received the go-ahead to begin engineering studies for design and development of another door on the aircraft.

During the third quarter, the company continued to work with the U.S. Naval Air Systems Command (NAVAIR) and the General Services Administration toward establishing a purchase price for that portion of the Bloomfield complex that the company currently leases from NAVAIR. The company has submitted an offer to NAVAIR and the General Services Administration detailing a proposed method that would be used to calculate the purchase price for the facility, which would include the company undertaking certain environmental remediation activities that may be legally required in the event of a sale of the property. Recently, as part of the remediation activities undertaken by NAVAIR, the U.S. Navy funded a soils excavation and removal project that is nearing completion. The company also continues to work with government and environmental authorities to prepare the closed Moosup, Connecticut facility for eventual sale.

“Kaman Reports Third Quarter 2005 Results”
October 28, 2005

Kamatics Subsidiary:
Kamatics (including RWG, the company’s German aircraft bearing manufacturing arm) generated net sales of $22.8 million in the third quarter of 2005, compared to $19.7 million in the comparable 2004 period. Kamatics net sales for the first nine months of 2005 were $68.6 million, compared to $58.1 million in the 2004 period. Operations are conducted at company facilities in Bloomfield, Connecticut and Dachsbach, Germany.

Kamatics’ proprietary self-lubricating bearings are currently in use in almost all military and commercial aircraft produced in North and South America and Europe, and are market-leading products for applications requiring the highest level of engineering and specialization in the airframe bearing market. Order activity from both Airbus and Boeing continued to be strong in the third quarter, as it was from other customers in both the commercial and military sectors. As order levels increased, the subsidiary was able to increase production levels while maintaining delivery schedules, leading to additional sales opportunities and further penetration of the market.

Other Aerospace Matters:
As previously reported, the company filed suit against the University of Arizona in September 2004 to recover the $6.3 million in costs that were incurred as a result of what management believes was a change in the scope of work under a $12.8 million fixed-price contract between the University and the Electro-Optics Development Center operation of the Kaman Aerospace company. The University subsequently filed a counter-claim and the discovery element of the litigation has been in process. In late October 2005, the University filed a motion for partial summary judgment in the case, seeking to eliminate the “breach of contract” element of the company’s claim. The company is now in the process of preparing its response to the court.

Industrial Distribution Segment

Net sales for the Industrial Distribution segment in the 2005 third quarter were $156.5 million, compared to $149.3 million in the 2004 period. The segment had operating profits of $5.2 million in the third quarter of 2005, compared to $5.5 million in the 2004 period. Supplier incentives in the form of volume purchase rebates were $0.9 million less in the third quarter of 2005 than in the third quarter of 2004 as a result of planned reductions in the purchasing of certain types of inventory. Additionally an increase in freight charges partially offset gains generated by the increased sales. Net sales for the first nine months of 2005 were $469.9 million, compared to $440.2 in the 2004 period. Operating profits for the nine-month period were $22.1 million, compared to $16.3 million in the same period of 2004.

Mr. Kuhn said, “Driven by increased sales levels and an ongoing program to improve margins, the Industrial Distribution segment delivered solid improvement for the first nine months of 2005, a period in which higher energy costs together with the massive destruction caused by Hurricanes Katrina and Rita in the third quarter could have had a damping effect on purchasers’ confidence. While the inflationary effect of energy cost spikes is yet to be fully determined, storm-related disruption to the energy sector was less than initially feared and the underlying strength of the economy is showing considerable resilience. This should support a reasonable business environment over the next several quarters. The segment continues to track the U.S. Industrial Production Index nationally, but is also affected by sector and regional differences in the economy. Branches serving the paper, chemicals and mining industries, for instance, benefited from the strength of those industries while branches serving primarily the machinery manufacturing, primary metal manufacturing and transportation equipment industries were affected by the relatively weaker performance of those industries. Due to the particular mix of industries by region, Western branches serving raw materials industries generally performed better than those in the East, where a continuing exodus of manufacturing from the region has affected OEM sales. The Central region remained stable. Overall, the segment continued to compete well.”

“Kaman Reports Third Quarter 2005 Results”
October 28, 2005

Kaman is the third largest North American industrial distributor serving the bearings, electrical/mechanical power transmission, fluid power, motion control and materials handling markets. The segment offers more than 1.5 million items, as well as value-added services to a base of more than 50,000 customers spanning nearly every sector of industry. Segment operations are headquartered in Windsor, Connecticut and conducted from approximately 200 locations in the U.S., Canada and Mexico.

Music Segment

Net sales in the 2005 third quarter were $51.0 million, including $10.7 million from the acquisition of MBT Holding Corp. (MBT), compared to $42.4 million for the third quarter of 2004. The Music segment’s operating profit was $3.4 million compared to $3.5 million in the same quarter of 2004. Net sales for the first nine months of 2005 were $130.4 million, including $10.7 million from the acquisition compared to $117.9 million for the 2004 nine-month period. Operating profits for the first nine months of 2005 were $7.8 million, compared to $6.8 million in the 2004 nine-month period.

Mr. Kuhn said, “Concerns over high fuel prices, worsened by the hurricanes, and rising interest rates associated with heavy levels of consumer debt, became factors for the segment as the 18 to 30 year old consumers that represent the principal musical instrument buying demographic reined in spending in the latter half of the quarter. While sales to the large national chain stores and certain specialty shops saw growth in the quarter, sales to many of the smaller independent retailers weakened.”

The company continues to capitalize on its growth opportunities through enhancements to the product mix and through acquisitions. On August 5, 2005, Kaman announced it had paid approximately $30 million to acquire certain of the assets and assume certain of the liabilities of MBT and its subsidiaries, more commonly known as Musicorp, a wholesale distributor of musical instruments and accessories headquartered in Charleston, South Carolina. MBT was the second largest independent U.S. distributor of musical instruments and accessories, after Kaman.

Kaman is the largest independent distributor of musical instruments and accessories in the United States, offering more than 20,000 products for amateurs and professionals. Operations are headquartered in Bloomfield, Connecticut and conducted primarily from a manufacturing plant in New Hartford, Connecticut and strategically placed warehouse facilities that cover the North American markets. While the vast majority of Kaman’s music sales are to North American customers, the company continues to build its presence in key international markets.

Concluding Statement

Mr. Kuhn concluded, “The third quarter continued the operational progress we have seen throughout 2005, as stable conditions across most of the markets we participate in, along with the benefits of the actions we have taken to better position the company for growth, combined to generate solid revenue growth. At this point, conditions in many of our markets remain positive, and we feel we are in an excellent position to take advantage of the opportunities presented to us.”

“Kaman Reports Third Quarter 2005 Results”
October 28, 2005

Forward-Looking Statements
This press release may contain forward-looking information relating to the company's business and prospects, including the aerospace, industrial distribution and music businesses, operating cash flow, the benefits of the recapitalization transaction, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the company, particularly defense, commercial aviation, industrial production and consumer market for music products, as well as global economic conditions; 5) satisfactory completion of the Australian SH-2G(A)program, including successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) satisfactory resolution of the EODC/University of Arizona litigation; 8) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses, including successful execution of the contract with Sikorsky for the BLACK HAWK Helicopter program; 9) satisfactory results of negotiations with NAVAIR concerning the company's leased facility in Bloomfield, Conn.; 10) profitable integration of acquired businesses into the company 's operations; 11) changes in supplier sales or vendor incentive policies; 12) the effect of price increases or decreases; 13) pension plan assumptions and future contributions; 14) continued availability of raw materials in adequate supplies; 15) satisfactory resolution of the supplier switch and incorrect part issues at Dayron and the DCIS investigation; 16) cost growth in connection with potential environmental remediation activities related to the Bloomfield and Moosup facilities; 17) whether the proposed recapitalization is completed; 18) risks associated with the course of litigation, including the Mason Capital Ltd. lawsuit; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; 20) the effects of currency exchange rates and foreign competition on future operations; and 21) other risks and uncertainties set forth in the company 's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this press release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this press release.
###

Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com

“Kaman Reports Third Quarter 2005 Results”
October 28, 2005

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2005	October 1, 2004	September 30, 2005	October 1, 2004
Net sales	$278,111	$246,306	$812,680	$738,966

Costs and expenses:
Cost of sales	215,899	195,944	608,883	571,448
Selling, general and
administrative expense	67,036	63,510	193,237	180,182
Net (gain) loss on sale of assets	144	20	51	(215)
Other operating income	(588)	(468)	(1,571)	(1,221)
Interest expense, net	562	891	1,912	2,635
Other expense, net	135	136	843	797
	283,188	260,033	803,355	753,626

Earnings (loss) before income taxes	(5,077)	(13,727)	9,325	(14,660)
Income tax benefit (expense)	1,465	1,941	(5,475)	2,345

Net earnings (loss)	$(3,612)	$(11,786)	$3,850	$(12,315)

Net earnings (loss) per share:
Basic	$(.16)	$(.52)	$.17	$(.54)
Diluted (1)	$(.16)	$(.52)	$.17	$(.54)

Weighted average shares outstanding:
Basic	22,920	22,717	22,838	22,684
Diluted	22,920	22,717	23,767	22,684

Dividends declared per share	$.125	$.11	$.36	$.33

(1) The calculated diluted per share amounts for the three months ended September 30, 2005 and October 1, 2004 and the nine months ended September 30, 2005 and October 1, 2004 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.

“Kaman Reports Third Quarter 2005 Results”
October 28, 2005

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$10,830	$12,369
Accounts receivable, net	202,565	190,141
Inventories	209,481	196,718
Deferred income taxes	35,545	35,837
Other current assets	17,582	15,270
Total current assets	476,003	450,335
Property, plant and equipment, net	50,604	48,958
Goodwill and other intangible assets, net	75,168	55,538
Other assets	9,189	7,500
	$610,964	$562,331
Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$11,516	$7,255
Current portion of long-term debt	1,660	17,628
Accounts payable - trade	79,193	74,809
Accrued contract losses	26,308	37,852
Accrued restructuring costs	3,503	3,762
Other accrued liabilities	53,008	38,961
Advances on contracts	13,849	16,721
Other current liabilities	28,701	26,305
Income taxes payable	154	2,812
Total current liabilities	217,892	226,105
Long-term debt, excluding current portion	75,390	18,522
Other long-term liabilities	35,847	33,534
Shareholders’ equity	281,835	284,170
	$610,964	$562,331

“Kaman Reports Third Quarter 2005 Results”
October 28, 2005

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Nine Months Ended

	September 30, 2005	October 1, 2004
Cash flows from operating activities:
Net earnings (loss)	$3,850	$(12,315)
Depreciation and amortization	6,875	6,815
Provision (recovery) for losses on accounts receivable	(799)	2,273
Net (gain) loss on sale of assets	51	(215)
Non-cash sales adjustment for recoverable costs-not billed	-	18,211
Deferred income taxes	1,427	(593)
Other, net	2,925	4,803
Changes in current assets and liabilities,
excluding effects of acquisitions:
Accounts receivable	(6,987)	(33,939)
Inventory	1,533	(3,183)
Income taxes receivable	-	(3,547)
Accounts payable	(2,671)	(2,814)
Accrued contract losses	(11,205)	7,095
Accrued restructuring costs	(259)	(1,646)
Advances on contracts	(2,872)	(1,217)
Income taxes payable	(2,626)	5
Changes in other current assets and liabilities	8,984	3,521
Cash provided by (used in) operating activities	(1,774)	(16,746)

Cash flows from investing activities:
Proceeds from sale of assets	300	348
Expenditures for property, plant & equipment	(6,339)	(5,015)
Acquisition of businesses, less cash acquired	(31,581)	(399)
Other, net	(238)	(472)
Cash provided by (used in) investing activities	(37,858)	(5,538)

Cash flows from financing activities:
Changes in notes payable	4,260	2,660
Additions / (reductions) to long-term debt	40,899	28,600
Proceeds from exercise of employee stock plans	751	911
Purchase of treasury stock	-	(9)
Dividends paid	(7,865)	(7,479)
Other	48	21
Cash provided by (used in) financing activities	38,093	24,704

Net increase (decrease) in cash and cash equivalents	(1,539)	2,420

Cash and cash equivalents at beginning of period	12,369	7,130

Cash and cash equivalents at end of period	$10,830	$9,550
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